Exhibit 4.1

March 13, 2006

The Toronto-Dominion Bank
12th Floor
Toronto Dominion Bank Tower
Toronto-Dominion Centre
Toronto, Ontario
M5K 1A2

Dear Sirs/Mesdames:

Re: Registration Statement on Form F-8 dated March 13, 2006

Reference is made to the registration statement on Form F-8 (the "Registration Statement") being filed today by The Toronto-Dominion Bank (the "Bank") with the Securities and Exchange Commission under the United States Securities Act of 1933, as amended.

In the offer and circular of the Bank forming part of the Registration Statement, reference is made to the opinion of this firm under the heading "Certain Canadian Federal Income Tax Considerations" and to our name under the heading "Legal Matters". We hereby consent to the use of our name and to the inclusion of the reference to our opinion in the Registration Statement.

Yours very truly.

/s/ McCarthy Tétrault LLP

Vancouver, Calgary, London, Toronto, Ottawa, Montréal, Québec, New York and London, England